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                                                                       EX-99.B11

                        [PRICE WATERHOUSE LLP LETTERHEAD]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 1 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 1, 1996, relating to the statement of assets and liabilities at October 1, 1996, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "How The LifeGoal Portfolios Are Managed - Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.


/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
March 21, 1997